Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of September 1, 2013 (the “Effective Date”) is entered into between Directional Rentals, Inc., a Louisiana corporation (the “Company”), Robert Wayne Prejean (“Employee”) and, solely for purposes of Articles IV and V, Directional Rentals Holdings, Inc., a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, the Company is a wholly-owned subsidiary of Parent;

WHEREAS, the Company desires to employ Employee pursuant to the terms and conditions set forth in this Agreement, and Employee desires to be employed by the Company pursuant to such terms and conditions;

WHEREAS, contemporaneously with the execution of this Agreement, Parent and Employee are entering into a Nonqualified Stock Option Agreement (the “Option Agreement”) under the Directional Rentals Holdings, Inc. 2012 Nonqualified Stock Option Plan (the “Plan”) pursuant to which Employee is receiving the option to purchase [5,266,000] shares of the common stock of Parent in accordance with the terms thereof;

WHEREAS, Employee will receive during the course of his employment with the Company, Confidential Information (as defined herein); and

WHEREAS, the execution of this Agreement by Employee constitutes a material inducement to the Company and Parent to provide Confidential Information to Employee and to enter into the Option Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company, Parent and Employee agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1    Term of Employment. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing until December 31, 2016 (the “Initial Term”). Employee’s employment with the Company will continue for successive one-year periods after the end of the Initial Term (each such one-year period a “Renewal Term” and collectively with the Initial Term, the “Term”), subject to the terms and conditions of this Agreement, unless either party hereto has given written notice to the other party of its intent not to renew this Agreement at least sixty (60) days prior to the end of the then current Term (the “Non-Renewal Notice”). During any Renewal Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless otherwise agreed to in writing by the parties.

1.2    Duties. Employee shall be employed by the Company as the President and Chief Executive Officer of the Company. In addition, Employee shall have such other authorities, responsibilities and duties of an executive, managerial or administrative nature as determined by the board of directors of Parent (the “Board”) from time to time. Employee shall at all times comply with the reasonable policies and procedures of the Company as in effect from time to time. While employed hereunder, Employee shall devote his full time and attention during normal business hours to the business affairs of the Company and use Employee’s best efforts to perform faithfully and effectively Employee’s duties and responsibilities and Employee shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior consent of the Board, which shall not be unreasonably withheld. It shall not be a violation of the immediately preceding sentence for Employee to (i) serve on civic or charitable boards or committees or (ii) manage personal investments, in each case so long as such activities do not significantly interfere with the performance of Employee’s duties and responsibilities as an employee of the Company under this Agreement. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty to act at all times in the best interests of the Company. In keeping with such duty, Employee shall make full disclosure to the Company of all business opportunities pertaining to Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the Company’s business.

ARTICLE II

COMPENSATION AND BENEFITS

2.1    Base Salary.

(a)    During the Term the Company shall pay Employee an annual base salary of $275,000 (as increased from time to time in accordance with Section 2.1(b), the “Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice or as otherwise mutually agreed in a manner that does not cause Base Salary to constitute “nonqualified deferred compensation” pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). The Base Salary may be increased from time to time in the sole discretion of the Board.

(b)    The Base Salary shall automatically increase to $325,000 in any calendar year in which the Adjusted Earnings (as defined herein) for such year exceeds $25,000,000, such increase being effective as of January 1 of such year and continuing for the remainder of the Term. The Base Salary shall automatically increase to $375,000 in any calendar year in which the Adjusted Earnings for such year exceeds $30,000,000, such increase being effective as of January 1 of such year and continuing for the remainder of the Term.

As used herein, “Adjusted Earnings” means, for any period, with respect to Parent and its subsidiaries on a consolidated basis and without duplication (i) net income (as that term is determined in accordance with GAAP) for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period, plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness, paid or accrued during such period, plus (iv) all tax liabilities paid or accrued during such period, plus (v) fees, expenses and indemnifications under the Monitoring and Oversight Agreement, dated as of January 27, 2012, between Parent and Hicks Holdings Operating LLC, and the Transaction Services Agreement, dated as of January 27, 2012, between Parent and Hicks Holdings

Operating LLC, plus (vi) fees, expenses, costs, and other charges related to the acquisitions made pursuant to that certain Stock Purchase and Contribution Agreement, dated as of January 27, 2012, by and among Parent, as Buyer, the holders identified therein and the Company relating to the acquisition and contribution of the equity interests in the Company, that certain Purchase and Contribution Agreement, dated as of January 27, 2012, by and among Parent, as Buyer, the holders identified therein and Allegiant Tool & Machine, LLC relating to the acquisition and contribution of the equity interests in Allegiant and the Asset Purchase Agreement, dated as of June 28, 2013, between the Company and Smith International, Inc. relating to the acquisition of certain assets, and the entering into the Credit Agreement, plus (vii) fees, expenses, costs and other charges related to any acquisition of a business approved by the Board, plus (viii) equity compensation expenses which do not represent a cash item in such period or any future period, plus (ix) non-cash items for impairment charges and purchase accounting charges, less (x) extraordinary non-cash items increasing such Adjusted Earnings, less (xi) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business. The Board may in its sole discretion take into account additional extraordinary, non-recurring items in determining Adjusted Earnings. The Board shall determine the Adjusted Earnings for any period and, absent manifest error that is material, such determination shall be conclusive and final.

As used herein, “Credit Agreement” means the Loan and Security Agreement, dated as of January 27, 2012, between the Company, Parent and the financial institutions named therein, and Capital One Leverage Finance Corp., as agent, as amended, amended and restated, extended, joined, supplemented and/or otherwise modified from time to time

As used herein, “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

As used herein, “Indebtedness” has the meaning ascribed to such term in the Credit Agreement.

As used herein, “Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations (as defined in the Credit Agreement)) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

2.2    Bonus.

(a)    Commencing with respect to the calendar year beginning on January 1, 2014, as additional compensation for the performance of Employee’s duties under this Agreement, Employee shall be eligible for an annual bonus (“Bonus”) consisting of an Adjusted Earnings performance component (“Earnings Based Bonus”), a qualitative performance component (“Qualitative Bonus”) and a discretionary component (“Discretionary Bonus”). Any bonus with respect to calendar year 2013 shall be determined and awarded in the sole discretion of the Board. The Board shall consider whether to grant Employee a Bonus in respect of a calendar year within one hundred twenty (120) days after the end of such calendar year. If the Board determines to grant Employee a Bonus in respect of a calendar year, then such Bonus shall be paid within thirty (30) days after such determination.

(b)    The target Earnings Based Bonus for each calendar year will be 100% of the amount of the Base Salary paid in such calendar year (the “Target Earnings Based Bonus”) and will be determined by reference to Adjusted Earnings actually achieved in such year (“Actual Adjusted Earnings”) compared to the target Adjusted Earnings established by the Board for such year (“Target Adjusted Earnings”). If Actual Adjusted Earnings equals Target Adjusted Earnings, Employee shall receive an Earnings Based Bonus equal to the Target Earnings Based Bonus. If Actual Adjusted Earnings is less than 80% of the Target Adjusted Earnings, the Earnings Based Bonus will be zero. If Actual Adjusted Earnings equals 80% of Target Adjusted Earnings, Employee shall receive an Earnings Based Bonus equal to 50% of the Target Earnings Bonus. If Actual Adjusted Earnings equals or exceeds 110% of Target Adjusted Earnings, Employee shall receive an Earnings Based Bonus equal to 125% of the Target Earnings Bonus. For Actual Adjusted Earnings between 80% and 100% or between 100% and 110% of Target Adjusted Earnings, the amount of the Earnings Based Bonus shall be prorated in a manner consistent with the foregoing.

(c)    The target Qualitative Bonus for each calendar year will be 18.75% of the amount of the Base Salary paid in such calendar year (the “Target Qualitative Bonus”) and will be determined by reference to the Average Score (as defined below) for Employee’s achievement of the Objectives (as defined below) in such year. At the beginning of each calendar year during the Term, the Board, with Employee’s input, will establish certain qualitative objectives for Employee and/or the Company for such year (the “Objectives”) and the relative weighting of each such Objective. Following the end of such year, the Board shall determine whether and the extent to which Employee and/or the Company achieved each of the Objectives, and shall assign a score for each Objective in accordance with the following:

Objective	Score
Not achieved	0
Achieved	1
Achieved and exceeded	2

Whether the Objectives have been achieved or exceeded by Employee and/or the Company and the score assigned in respect thereof shall be determined by the Board in its sole discretion. The total scores for all of the Objectives shall be averaged based on the weighting determined by the Board in establishing the Objectives (such weighted average, the “Average Score”). With respect to a calendar year during the Term, Employee shall receive a Qualitative Bonus for such year determined by multiplying (i) the Average Score by (ii) the Target Qualitative Bonus. For purposes of illustration, if the Average Score is 2.0 (the maximum possible), the Qualitative Bonus would be calculated as follows:

2.0 × 18.75% = 37.5% of Base Salary

(d)    The Discretionary Bonus for each calendar year will be up to 37.5% of the amount of the Base Salary paid in such year, and shall be determined by the Board in its sole discretion based on exceptional performance by Employee in such year. The Board may take into consideration any factors that it deems appropriate in determining whether to award a Discretionary Bonus, including extraordinary actions that create significant stockholder value for the Company such as the successful completion of an accretive acquisition.

2.3    Equity Compensation. In addition to the compensation set forth in Sections 2.2 and 2.2, Employee shall be eligible to receive stock options, restricted stock awards or such other equity compensation pursuant to the policies and/or plans adopted from time to time by the Board in its sole discretion. The terms and conditions of any such stock options, restricted stock awards or other equity compensation shall be set forth in the governing documents entered into between Employee and the Company in connection therewith.

2.4    Tax Withholding. The Company may withhold from any compensation, benefits or amounts payable to Employee all amounts (including social security contributions and federal income taxes) required to be withheld pursuant to any applicable law.

2.5    Reimbursement of Business Expenses. Employee shall be reimbursed by the Company for reasonable travel, lodging, meals, customer entertainment and other expenses incurred by him in connection with performing his duties hereunder subject to, and documented in accordance with, the Company’s policies in effect from time to time.

2.6    Employment Benefits. Employee shall be entitled to payment by the Company of the premium for Employee’s health insurance under the Company’s group health plan, four (4) weeks of vacation per year, sick pay, other paid and unpaid days off from work and other benefits made available to other executive officers of the Company (the “Benefits”) pursuant to policies and/or plans adopted from time to time by the Company, which Benefits will, when appropriate, be prorated in any calendar year during which the Employee is employed for less than the entire year (with such proration to be based on the number of days in such calendar year during which he is employed by the Company). The Company shall provide Employee with a vehicle allowance of $1,000 per month and Employee shall be solely responsible for the cost of owning, operating, maintaining and insuring his vehicle. The Company shall provide Employee with a golf club membership allowance of $[●] per month and Employee shall be solely responsible for the cost of such membership. Except as otherwise specifically provided in this Agreement, Employee is not entitled to any fringe benefits, additional compensation or perquisites including, without limitation, reimbursement for personal expenses, health club membership and spousal compensation. Employee shall be responsible for payment of the premium for health insurance coverage for his spouse and dependents under the Company’s group health plan. Notwithstanding anything in this Agreement to the contrary, the Company shall not by reason of this Agreement be obligated to institute, maintain or refrain from changing, amending or discontinuing, any benefit plan or program, so long as such changes are similarly applicable to employees of the Company generally.

2.7    Indemnification. The Company shall, to the fullest extent permitted by applicable law and the Company’s Bylaws, indemnify, defend and hold harmless Employee from and against any and all claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses (including court costs and reasonable attorneys’ fees) arising from any action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative) made against Employee by any person other than the Company or Parent in connection with or related to his service of the Company regardless of whether the Term of the Agreement has expired or Employee’s employment has terminated under the Agreement.

ARTICLE III

TERMINATION PRIOR TO EXPIRATION AND EFFECTS

OF SUCH TERMINATION

3.1    Termination by Company. The Company shall have the right to terminate Employee’s employment at any time prior to the expiration of the Term:

(a)    for Cause, upon the determination by the Company that Cause exists for termination of Employee’s employment (a “Termination for Cause”). As used herein, the term “Cause” means (i) Employee’s gross negligence or willful misconduct in connection with the performance of Employee’s duties; (ii) Employee’s commission of, or plea of no contest to, a felony or a crime involving moral turpitude; (iii) Employee’s willful refusal without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement or to otherwise fail or refuse to abide by and comply with the Company’s lawful policies and procedures (including those contained in any employment manual, as amended from time to time, made available to Employee); (iv) Employee’s material breach of any material provision of this Agreement or the Stockholders’ Agreement of Parent (the “Stockholders’ Agreement”); (v) alcohol abuse or illegal drug use by Employee that is determined by the Board acting in good faith to materially impair Employee’s ability to perform his duties and responsibilities hereunder; or (vi) Employee’s engagement in any activity that constitutes a conflict of interest between Employee and the Company, without disclosure to and the consent of the Board, if such activity results or is reasonably likely to result in material damage to the Company. Prior to terminating Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a), the Company shall provide Employee with a written notice of its intent to terminate his employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a). Such written notice shall specify the particular act or acts or failure or failures to act that form(s) the basis for the decision to so terminate Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a). If such acts or failures may reasonably be remedied or cured, and if such acts or failures have not been the subject of a previous notice under this Section 3.1(a), Employee shall have thirty (30) days following the receipt of the notice required under this Section 3.1(a) to effect that remedy or cure. Upon or after the Company’s issuance of the notice of intent to terminate Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a), the Company may suspend Employee with pay pending the Company’s decision whether to proceed with the termination;

(b)    for any reason other than Cause or a Disability Termination (a “Termination Without Cause”); or

(c)    if Employee becomes unable to substantially perform, with reasonable accommodation, Employee’s duties as a result of a physical or mental impairment, as determined by a physician selected by Employee and approved by the Company, for a period of 180 days in any 360 day period (a “Disability Termination”).

3.2    Termination by Employee.

(a)    Employee shall have the right to terminate Employee’s employment at any time prior to the expiration of the Term for no reason (a “Voluntary Resignation”) or for Good Reason (a “Good Reason Termination”). For purposes of this Agreement, “Good Reason” means any of the following actions if taken without Employee’s prior consent:

(i)    The Company’s failure to pay Employee any amounts otherwise vested and due under this Agreement in accordance with this Agreement;

(ii)    A reduction in the then current base salary or title of Employee;

(iii)    A material reduction in the authority, duties or responsibilities of Employee;

(iv)    The Company’s requirement that Employee report to any person other than the Board;

(v)    The failure of any successor or assignee to all or substantially all of the assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place;

(vi)    The Company’s requirement that Employee relocate to any place other than the Houston, Texas greater metropolitan area; or

(vii)    Any material breach by the Company of this Agreement.

Any termination of employment by Employee that is not a Good Reason Termination shall constitute a Voluntary Resignation.

(b)    To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company within thirty (30) days after an event that Employee believes constitutes “Good Reason,” and such notice shall describe the circumstance believed to constitute Good Reason, or Employee will have and will be deemed to have waived his right to terminate his employment for Good Reason for any such event. Employee’s Good Reason Termination must be effective no later than 2 years following the event that Employee believes constitutes Good Reason. Employee may not terminate his employment for Good Reason if the Company cures such event within thirty (30) business days after receiving Employee’s notice of the event that Employee believes constitutes Good Reason.

3.3    Termination upon Death. Employee’s employment shall terminate automatically upon his death.

3.4    Obligations Due Upon Termination for Cause. Upon a Voluntary Resignation, a Termination for Cause, a termination due to Employee’s death or if Employee delivers a Non-Renewal Notice, Employee shall be paid (i) the accrued and unpaid portion of Employee’s Base Salary through the date of Employee’s termination of employment (the “Compensation Payment”), (ii) any accrued but unused vacation days for the calendar year in which Employee’s termination of employment occurs (the “Vacation Payment”) and (iii) any reimbursement for business travel and other expenses to which Employee is entitled under Section 2.5 (the “Reimbursement”), in each case in accordance with the Company’s standard payroll practice; however, except as provided in this Section 3.4, Employee shall not be entitled to any additional compensation or benefits which would otherwise have been provided pursuant to this Agreement had the Term continued following such termination of employment, including, without limitation, any bonuses, incentive compensation, stock option or other equity based award that is not vested or payable pursuant to its terms at the date of such termination of employment.

Upon a Voluntary Resignation, a Termination for Cause or if Employee delivers a Non-Renewal Notice, Employee (and his assigns and transferees) shall (i) forfeit any unvested stock options, restricted stock or unit awards and other equity based awards granted by the Company or its Affiliates to Employee (collectively, “Unvested Equity Awards”) and (ii) be entitled to retain any vested stock options, restricted stock or unit awards and other equity based awards granted by the Company or its Affiliates to Employee (collectively, “Vested Equity Awards”), subject to the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan.

Upon a termination due to Employee’s death, Employee shall (i) be paid a Prorated Bonus (as defined below), (ii) be immediately vested in any outstanding Unvested Equity Awards (other than the option granted in the Option Agreement for the Class I Performance Shares and the Class II Performance Shares (as such terms are defined in the Option Agreement) and any other Unvested Equity Awards that vest solely upon or as a result of a Change of Control (as defined in the Plan)) and (iii) be entitled to retain any Vested Equity Awards that are vested as of the date of such termination subject to, in the case of clauses (ii) and (iii) of this sentence, the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan.

As used herein, “Affiliate” means with respect to any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity (each, a “Person”), another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person; as used herein, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.5    Obligations Due Upon Termination Without Cause. Upon a Termination without Cause, a Disability Termination, a Good Reason Termination or if the Company delivers a Non-Renewal Notice, then Employee shall be paid (a) the Compensation Payment, the Vacation Payment, the Reimbursement and the Prorated Bonus (as defined below), in each case paid in accordance with the normal payroll practices of the Company, and (b) for a period of fifteen (15) months following termination, beginning in the Severance Commencement Month, an amount each month equal to the Monthly Severance Amount (as defined below), payable each month in accordance with the normal payroll practices of the Company (the Prorated Bonus and the amounts payable under this Section 3.5 are “Severance Payments”).

In addition, upon a Termination without Cause, a Disability Termination, a Good Reason Termination or if the Company delivers a Non-Renewal Notice, the Company shall, for a period of fifteen (15) months following termination, beginning in Severance Commencement Month, pay the premium for Employee’s health insurance under the same group health insurance policy(ies) that is (are) provided to employees of the Company, subject to the terms of and to the extent permitted by the Company’s group health insurance policy(ies), the standard terms of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and Employee making appropriate elections to participate in such coverage (such payments, the “Severance Benefits”).

Upon a Termination without Cause, a Good Reason Termination or a Disability Termination, Employee shall (a) be immediately vested in any outstanding Unvested Equity Awards (other than the option granted in the Option Agreement for the Class I Performance Shares and the Class II Performance Shares (as such terms are defined in the Option Agreement) and any other Unvested Equity Awards that vest solely upon or as a result of a Change of Control (as defined in the Plan)) as of the date of such termination and (b) be entitled to retain any Vested Equity Awards as of the date of such termination, subject, in the case of clauses (a) and (b) of this sentence, to the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan.

If the Company delivers a Non-Renewal Notice, Employee (and his assigns and transferees) shall (i) forfeit any Unvested Equity Awards as of the first day after the Term in which such Non-Renewal Notice is delivered and (ii) be entitled to retain any Vested Equity Awards, subject to the repurchase provisions of the Stockholders’ Agreement and any other applicable grant documents or plan.

Employee shall not be entitled to receive any Severance Payments, Severance Benefits or other rights pursuant to this Section 3.5, and shall forfeit any Unvested Equity Awards held by him, unless within sixty (60) days following his termination of employment during Employee’s lifetime (or, if later, within thirty (30) days of the Company providing notice to Employee that he is required to deliver a release pursuant to this sentence) and provided that Employee is alive and competent to do so, Employee has executed (and not revoked) and delivered to the Company a general release of all claims that Employee may have or assert against the Company and its Affiliates relating to Employee’s employment and the terms hereunder in the form attached hereto as Exhibit A (the “Release”).

If the Company has notified Employee that Employee’s employment with the Company has been terminated for Cause, then Employee will not be obligated to provide the Release and shall not, solely as a result of Employee’s failure to have provided the Release, if it is subsequently determined that Employee was not properly terminated for Cause, forfeit or lose his right to receive any Severance Payments, Severance Benefits or other rights pursuant to this Section 3.5, and shall not forfeit or lose any Unvested Equity Awards held by him as of the date of such termination.

As used herein, “Prorated Bonus” means an amount equal to 50% of Employee’s Base Salary in effect immediately prior to his termination of employment, multiplied by a fraction, the numerator of which is the number of days during the calendar year up to and including the termination of employment, and the denominator of which is 365 (the “Prorated Bonus”); provided that if the termination of employment occurs within one hundred and twenty (120) days following the end of the immediately preceding calendar year and the Board has not otherwise determined Employee’s Bonus in respect of such immediately preceding year prior to the date of termination, the Prorated Bonus shall be increased by an amount equal to 50% of Employee’s Base Salary in effect immediately prior to his termination of employment and Employee shall not be eligible for or paid a Bonus under Section 2.2.

As used herein, “Monthly Severance Amount” means an amount equal (i) 150% of Employee’s Base Salary in effect immediately before the termination of Employee divided by (ii) twelve (12).

As used herein, “Severance Commencement Month” means (i) if Employee’s employment is terminated during the last sixty (60) days of any calendar year, the later of the first month following Employee’s delivery of the Release to the Company in accordance with this Section 3.5 and the first month of the year following Employee’s termination and (ii) if Employee’s employment is terminated at any other time during the year, the first month following Employee’s delivery of the Release to the Company in accordance with this Section 3.5.

3.6    Offsets. In all cases, the compensation payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of the Company or its Affiliates that would be aggregated with this separation pay plan under Section 409A regulations.

3.7    Continuation of Benefits. Notwithstanding any inference to the contrary in this Article III or elsewhere in this Agreement, upon any termination of Employee’s employment with the Company, Employee and Employee’s spouse shall have the right (at their option), with Employee and his spouse being responsible for the applicable premium, to continue to be covered under the same group health insurance policy(ies) that is (are) provided to employees of the Company, with such coverage remaining in effect for a minimum of six (6) months, but terminable earlier at the option of Employee or his spouse, subject to the terms of and to the extent permitted by the Company’s group health insurance policy(ies), the standard terms of COBRA and Employee making appropriate elections to participate in such coverage. The Company shall notify Employee of his rights under this Section 3.7 within thirty (30) days of a termination of employment, provided that any notice provided to Employee in accordance with COBRA shall satisfy the Company’s notice obligation for all purposes under this Section 3.7. Employee shall notify the Company of his and his spouse’s election to obtain the coverage provided by this Section 3.7 no later than sixty (60) days after termination of Employee’s employment with the Company.

3.8    Continuing Obligations. Termination of the employment relationship pursuant to Sections 3.1, 3.2 and 3.3 above, or pursuant to the delivery of a Non-Renewal Notice, shall not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Article IV.

ARTICLE IV

COVENANTS OF EMPLOYEE

4.1    Confidential Information.

(a)    Employee recognizes that his employment by the Company is one of the highest trust and confidence because in the course of his employment with the Company Employee will acquire knowledge of, and become fully familiar with, all aspects of the Company’s business during the term of this Agreement, including proprietary and confidential information that is special and of critical value to the Company. Employee acknowledges (i) that the Company owns and utilizes the Confidential Information (as defined below), (ii) that any Confidential Information existing on the Effective Date or developed thereafter is and will be owned by the Company and (iii) that he has no rights, interests or entitlements thereto. Employee acknowledges that hardship, loss or irreparable injury and damage could result to the Company if any Confidential Information were imparted to, or became known by, any Person engaging in a business in competition with that of the Company, the measurement of which hardship, loss or irreparable injury would be difficult if not impossible to ascertain. Therefore, Employee agrees that it is necessary for the Company to protect its business from such damage, and Employee further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of Employee, the Company and Parent, to protect the Company and Parent against such damage and shall apply to and be binding upon Employee as provided herein.

As used herein, “Confidential Information” means, with respect to the Company, Parent and each of their Affiliates, any and all information, whether or not in writing, regarding: past, current and prospective customers, suppliers, service providers, investors and Affiliates, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes, including designs and specifications; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

As used herein, “Court” means (i) any court established and functioning under the laws of any nation or state, or any political subdivision thereof, including the United States of America and any state of the United States of America and (ii) any arbitrator, arbitration panel or similar body.

(b)    Employee agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Confidential Information. Employee further agrees and covenants that, except as may be required by the Company or its Affiliates in connection with this Agreement, or with the prior written consent of the Company and Parent, Employee shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for Employee’s own benefit or for the benefit of another, or disclose, disseminate or distribute to another, any Confidential Information (whether or not acquired, learned, obtained or developed by Employee alone or in conjunction with others). All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by Employee during the term of this Agreement related to Employee’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Company or its Affiliates, including, but not limited to, Confidential Information, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by Employee immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.

(c)    The obligations of Employee regarding Confidential Information shall not apply if (i) it was generally known (including information that is publicly available) in the industries in which the Company or Parent engages or may engage prior to disclosure other than as a result of a breach of this Agreement by Employee, (ii) such disclosure comes into the public domain (including the industries in which the Company or Parent engages or may engage) through no fault of Employee, or (iii) such disclosure is required by law or compelled by court order.

4.2     Non-Solicitation; Non-Competition.

(a)    Employee covenants that, during the term of this Agreement and for a period of two (2) years following the termination of Employee’s employment with the Company under this Agreement (together, the “Non-Solicitation Period”), other than on behalf of the Company or its Affiliates, Employee will not, either directly or indirectly, for himself or on behalf of any other Person, solicit for employment, or otherwise encourage the departure of, an individual who was or is employed or engaged by the Company or its Affiliates during the Non-Solicitation Period.

(b)    Employee hereby covenants and agrees that, during the Non-Solicitation Period, other than on behalf of the Company or its Affiliates, Employee will not, directly or indirectly, engage in either of the following activities in any county or parish in which the Company or any of its Affiliates operates as of the Effective Date or during the Non-Solicitation Period, including, but not limited to, the counties and parishes in California, Louisiana, Oklahoma, Texas and Wyoming set forth in Exhibit B (collectively, the “Restricted Area”) in the business of renting drill collars, stabilizers, sub-assemblies and flow valves to participants in the oil and natural gas exploration and production industry or any other business in which the Company or any Affiliate that employs Employee is engaged during the Non-Solicitation Period (the “Business”):

(i)    carry on or engage, for himself or on behalf of any other Person, in the Business; or

(ii)    own, manage, operate, control, be employed by or participate in the management, ownership, operation or control of, or be connected in any manner with, any business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) engaged in a business that is the same as or substantially similar to the Business.

Notwithstanding the foregoing, Employee shall be permitted to acquire as a passive investment not more than 10% of the outstanding equity securities of any company engaged in such competitive activities, the equity securities of which are traded on a national securities exchange.

(c)    Employee hereby acknowledges that he has and will acquire knowledge of certain business contacts and information regarding the Company’s and its Affiliates’ clients, customers and certain Persons whom the Company or any of its Affiliates has identified as prospective clients and customers. During the Non-Solicitation Period, other than on behalf of the Company or its Affiliates, Employee shall not, directly or indirectly, for himself or on behalf of any other Person, solicit the sale or lease of goods, services or a combination of goods and services that are the same as or substantially similar to those offered or provided by the Company or its Affiliates in the Business during the Term and preceding termination of Employee’s employment with the Company or its Affiliates from (i) any established customer of the Company or its Affiliates or (ii) any prospective customer of the Company or its Affiliates with which Employee had contact during the Non-Solicitation Period.

(d)    If Employee is found to have breached any promise made in this Section 4.2 during the Non-Solicitation Period, the Non-Solicitation Period will be extended by a month for each month in which Employee was in breach so that the Company is provided the benefit of the full three-year period.

4.3     Intellectual Property. Employee agrees that all Inventions in the Field (as defined below) shall be the sole and exclusive property of the Company and Employee agrees, on his behalf and on behalf of his heirs, assigns and representatives, to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field, together with all United States and foreign rights with respect thereto, and, at the Company’s expense, to execute, acknowledge and deliver all papers and to do any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. In the event the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Employee’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of his physical or mental incapacity, or for any other reason whatsoever, Employee irrevocably designates and appoints the Secretary of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark. Employee agrees to fully and promptly disclose to the Company any Inventions in the Field.

As used herein, “Inventions in the Field” means any and all inventions, developments, applications, techniques, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes, know-how and all other intellectual property, whether or not patentable or constituting a copyright or trademark and whether reduced to practice or not, which Employee has previously or may in the future create, conceive, develop or make, either alone or in conjunction with others (whether on or off the Company’s premises or during or after normal working hours) and related or in any way connected with the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by the Company. Employee represents, warrants and covenants on the date hereof that (i) he does not have any applications for patents or copyright registrations pending, either domestic or foreign, (ii) his performance of the foregoing disclosure and assignment provisions will not breach any invention assignment or proprietary information agreement with any former employer or other party, and (iii) there is no invention or works or authorship now in his possession which he will claim to be excluded herefrom.

4.4    Assistance in Litigation. After the Term and for so long as HHEP-Directional, L.P., a Delaware limited partnership, and its Affiliates own, directly or indirectly, more than 50% of the outstanding common stock of the Company, Employee shall, upon reasonable notice, furnish such information and assistance to the Company, Parent or any of their Affiliates as may reasonably be requested by the Company in connection with any litigation in which the Company, Parent or any of their Affiliates is, or may become, a party. The Company shall reimburse Employee for all reasonable out-of-pocket expenses, including travel expenses, incurred by Employee in rendering such assistance, but shall have no obligation to compensate Employee for his time in providing information and assistance in accordance with this Section 4.4.

4.5     Survival. Each covenant of Employee set forth in this Article IV shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenants.

4.6     Specific Performance; Invalidity. The Company and Employee agree that it would not be possible to measure in monetary terms the damages which the Company and Parent would incur if any Employee breaches his obligations under this Article IV. Therefore, if the Company and/or Parent, after a breach of this Article IV by Employee, lawfully institutes any action or proceedings to enforce its rights hereunder, Employee agrees not to assert, and hereby forever waives, the claim or defense that the Company and/or Parent, as applicable, has an adequate remedy at Law. In the event of a breach of this Article IV, Employee further agrees, upon order of a Court and so long as the Company is not in breach of this Agreement, to reimburse the Company for all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing their rights hereunder. If Employee violates any of the covenants set forth in this Article IV, prior to a breach by the Company of this Agreement, the Company and Parent will suffer irreparable damage and shall be entitled to specific performance, full injunctive relief or such other relief as may be provided at law or in equity together with such damages as may be provided at law or in equity.

Insofar as the covenants set forth in this Article IV are concerned, Employee specifically acknowledges and agrees as follows: (i) he is receiving a substantial benefit as a result of this Agreement and the Option Agreement; (ii) he will be receiving cash payments; (iii) the Business is highly competitive and the assets of the Company, including the Confidential Information, goodwill, customer contacts, potential revenue and customer lists, are valuable, as used by the Company and Parent in the Business and, further, that protection against competition is of critical importance to the Company; (iv) the covenants are reasonable and not greater than necessary to protect the Confidential Information and the goodwill and operation of the Business; (v) the time duration of the covenants and the geographical area limitations of the covenants are reasonable and necessary to protect the Confidential Information and the goodwill and operation of the Business; and (vi) the covenants are not oppressive to Employee and do not impose a greater restraint on Employee than is necessary to protect the Confidential Information and the goodwill and operation of the Business.

It is the express intention of Employee and the Company to comply with all Laws which may be applicable to the covenants in this Article IV. Consequently, Employee and the Company hereby specifically agree that, if any Court shall determine any covenant contained in this Article IV to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such Court to reflect a lawful and enforceable duration or scope. Such covenant automatically shall be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such Court and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. If any Court shall hold any covenants contained in this Article IV to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this provision, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise enforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

4.7    Material Inducement. For the purposes of this Section 4.7, references to the “Company” shall include the Company and its Affiliates. Employee understands and hereby acknowledges that Employee’s agreement to be bound by the protective covenants set forth in this Article IV is a material inducement for the Company entering into this Agreement and the Option Agreement and agreeing to pay the Employee the compensation and benefits set forth herein and therein and to provide Employee the Confidential Information, and that the Company has made substantial investments to develop its business interests, goodwill and Confidential Information. Further, Employee understands the foregoing restrictions may limit his or her ability to engage in certain businesses during the period of time provided for, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement and the Option Agreement to justify such restriction and Employee represents and warrants that the knowledge, skills and abilities he possesses at the time of this Agreement are sufficient to permit him, in the event of termination of his employment with the Company, to earn a livelihood satisfactory to himself without violating any provision of this Article IV. Nothing in this Article IV shall confer upon Employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of this Agreement, are hereby reserved, to discharge Employee at any time for any reason whatsoever, with or without cause.

ARTICLE V

MISCELLANEOUS

5.1    Notices. For purposes of this Agreement, all notices and other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Directional Rentals, Inc.

Attn: Chairman of the Board

1125 Regional Park Drive

Houston, Texas 77060

Facsimile: (281) 645-2014

If to Parent:

Directional Rentals Holdings, Inc.

c/o Hicks Equity Partners LLC

Attention: Curt Crofford, Rick Neuman, Lori McCutcheon

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Facsimile: (214) 615-2236 or (214) 615-2223

In the case of notices and communications to the Company or Parent, with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: William S. Anderson

Facsimile: (713) 437-5370

In the case of notices and communications to the Company or Parent, with a copy to (which copy shall not constitute notice):

Hicks Equity Partners LLC

Attention: Curt Crofford, Rick Neuman, Lori McCutcheon

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Facsimile: (214) 615-2236 or (214) 615-2223

If to Employee, to the address last shown on the Company’s records.

The Company, Parent or Employee may furnish a change of address to the other parties in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.2    Expenses. Each of the parties hereto shall bear such party’s own attorneys’ fees and other expenses incurred in connection with the negotiation and preparation of this Agreement.

5.3    Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed exclusively by and in accordance with the laws of the State of Texas without regard to the conflict of law principles thereof. Exclusive venue of any dispute relating to this Agreement or Employee’s employment with or separation from employment with the Company or its Affiliates shall be, and is convenient in, Harris County, Texas. The parties agree to waive any challenge to the application of Texas law or of Harris County venue to any dispute or claim arising from or related to this Agreement.

5.4    Arbitration. Any and all controversies between the parties relating to this Agreement (each, a “Disputed Issue”) shall be submitted to mediation by a party’s giving written notice to such effect to the other party. During the 90 day period following the service of such notice, the parties shall attempt in good faith to settle the Disputed Issues by non-binding mediation in Houston, Texas, using a mediator upon which they jointly agree. Either party may submit any Disputed Issues not resolved during such 90 day period to binding arbitration in Houston, Texas by a party’s giving written notice to such effect to the other party and the Houston, Texas office of the American Arbitration Association (“AAA”). If the parties involved in the controversy cannot agree within 15 days from service of such notice of binding arbitration upon the other party in accordance with the terms of this Agreement upon the selection of a single arbitrator, the arbitrator shall be selected or designated by the AAA upon the written request of either party. Such arbitrator must be a member of the State Bar of Texas actively engaged in the practice of law. Arbitration of such Disputed Issues shall be conducted in accordance with the Employment Law rules of AAA. The decision of the arbitrator shall be final and binding upon all parties and shall be enforceable in a court of competent jurisdiction. The arbitration award shall be in writing, delivered within five (5) business days of the hearing and shall specify the factual and legal bases for the award. Each party shall bear all costs and expenses incurred by it in connection with any mediation and arbitration; provided, that, the arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys’ fees and expenses) of any such mediation and arbitration. Notwithstanding anything herein to the contrary, a party may apply to a court of competent jurisdiction for injunctive relief in respect to a breach or threatened breach hereof.

5.5    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.6    Invalidity. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any Person, association or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any Person, association or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5.7    Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Parent. The Company or Parent may assign this Agreement to any other Person which may hereafter acquire or succeed to all or substantially all of the business or assets of such party by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company and Parent.

5.8    Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), by the Company, with the consent of Employee, in such manner as the Company and Employee agree reasonably and in good faith to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of Employee’s termination of employment, Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided by the Company) until the date that is six months following the date of Employee’s termination of employment (or the earliest date as is permitted under Code Section 409A), (b) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax, (c) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement based on termination of employment until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A, and (d) to the extent permitted by Code Section 409A, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. Employee shall not have any right to determine a date of payment of any amount under this

Agreement. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement, if any, shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to Employee) under this Agreement shall not be subject to liquidation or exchange for another benefit. Employee acknowledges and understands that neither the Company nor any employee or agent of the Company has provided Employee any tax advice regarding this Agreement, amounts payable under this Agreement, or Section 409A and that the Company has urged Employee to seek advice from Employee’s own tax advisor regarding the tax consequences of this Agreement to Employee.

5.9    Parachute Payment. In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5.9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5.9 will be made in writing by an accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5.9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.9. The Company and Employee shall each bear one half of the costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.9. Any reduction in payments and/or benefits required by this Section 5.9 shall occur in the following order: (1) any cash payments, (2) any taxable benefits, (3) any nontaxable benefits and (4) any vesting of equity awards, in each case to the extent necessary to maximize the retained payments.

The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Employee. Any good faith determination of the Accountants made hereunder shall be final, binding and conclusive upon the Company.

5.10    Entire Agreement; Amendments. This Agreement replaces in full all previous agreements and discussions pertaining to the nature of Employee’s employment relationship with the Company and/or Parent and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to the subject matters hereof, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board. Employee represents and warrants that he is not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by the Company, or his ability to compete freely with other Persons in connection with the business of the Company. Employee has no existing or current employment agreement. By Employee’s execution below, Employee acknowledges that Employee has received a copy of the Stockholders’ Agreement as currently in effect and has had ample time to review such agreement with counsel.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals, effective for all purposes as of the Effective Date.

DIRECTIONAL RENTALS, INC.

By:	/s/ Eric C. Neuman
Name:	Eric C. Neuman
Executive Vice President

DIRECTIONAL RENTALS HOLDINGS, INC.

By:	/s/ Eric C. Neuman
Name:	Eric C. Neuman
Executive Vice President

EMPLOYEE

/s/ Robert Wayne Prejean
Robert Wayne Prejean